Exhibit 99.1

FOR IMMEDIATE RELEASE

BioCardia Announces Issuance of Two Patents Related to Technology That Guides Interventional Therapies

SUNNYVALE, Calif. – April 4, 2023 – BioCardia®, Inc. [Nasdaq: BCDA], a developer of cellular and cell-derived therapeutics for the treatment of cardiovascular and pulmonary diseases, today announced the issuance of two patent grants related to enabling technologies for delivery of its investigational autologous and allogeneic cell therapies.

The United States Patent Office issued BioCardia Patent Number 11,716,859, entitled “Multi-Directional Steerable Catheter,” with a patent term that will expire in 2035. The patent claims a fundamental design for steerable introducer sheaths, such as those used for BioCardia’s autologous and allogeneic cell therapy procedures, and for transseptal procedures for the treatment of cardiac arrhythmias. The design enables the tensioning elements in the catheter to rotate around the catheter shaft, allowing consistent catheter performance in any direction. This design is intended to enable smooth navigation and prevent “whip,” when a catheter in the heart suddenly jumps from one orientation to another due to the build-up of mechanical forces in the device. This patented design is incorporated in the Company’s FDA-cleared Morph DNA™ product, a 5 French sheath equivalent, and in the Company’s FDA-cleared Avance™ product, an 8.5 French introducer sheath indicated for transseptal procedures.

The Indian Patent Office granted the Company Patent Number 424579, entitled “Steerable Endoluminal Devices and Methods for Use,” with a patent term that will expire in late 2031.  The patent claims a fundamental design for steerable introducer sheaths. The design is for a coil with a braid disposed coaxially about the coil, all embedded within the wall of an introducer sheath. The coil enables a robust, kink-resistant design with enhanced column support, while the braid in the catheter shaft provides for excellent torque transmission. This patent design feature has demonstrated excellent performance in the Company’s Morph Access Pro™ product family and has been used to treat approximately 10,000 patients to-date, ranging from a two-year-old girl to a 90-year-old man.

“This positive experience with the Morph DNA, Avance, and Morph AccessPro underlies our understanding of catheter navigation that informs the delivery of our higher-value biotherapeutic interventions, where we utilize steerable guide sheaths in every procedure,” said BioCardia CEO Peter Altman, PhD. “The acquisitions of Baylis by Boston Scientific for $1.5 billion and the acquisition of the Acutus sheath portfolio by Medtronic for $87 million last year were focused on enabling transseptal access devices, like these, that enable ablation therapies to treat cardiac arrhythmias. These acquisitions show that these steerable catheter assets are nontrivial to develop and that the intellectual property that underlies these assets has the potential to enable large market opportunities and be quite valuable.”

These new patents are anticipated to strengthen the protection of BioCardia’s efforts with respect to its cardiovascular therapeutic approaches and provide enhanced value for all therapies developed with the Helix biotherapeutic delivery system product family.

ABOUT BIOCARDIA

BioCardia, Inc., headquartered in Sunnyvale, California, is developing cellular and cell-derived therapeutics for the treatment of cardiovascular and pulmonary disease. CardiAMP™ autologous and NK1R+ allogeneic cell therapies are the Company’s biotherapeutic platforms that enable four product candidates in development. The CardiAMP Cell Therapy Heart Failure Trial investigational product has been granted Breakthrough designation by the FDA, has CMS reimbursement, and is supported financially by the Maryland Stem Cell Research Fund. The CardiAMP Chronic Myocardial Ischemia Trial also has CMS Reimbursement.  The Company's current products include the Helix™ Transendocardial Biotherapeutic Delivery System, which it partners selectively with other biotherapeutic companies requiring local delivery to the heart. For more information visit: www.BioCardia.com.

FORWARD LOOKING STATEMENTS

This press release contains forward-looking statements that are subject to many risks and uncertainties. Forward-looking statements include, among other things, references to development and value of steerable access catheter products and intellectual property and statements regarding our intentions, beliefs, projections, outlook, analyses or current expectations. Such risks and uncertainties include, among others, the inherent uncertainties associated with developing new products or technologies, regulatory approvals, unexpected expenditures, the ability to raise the additional funding needed to continue to pursue BioCardia’s business and product development plans, the ability to enter into licensing and partnering arrangements, and overall market conditions.  These forward-looking statements are made as of the date of this press release, and BioCardia assumes no obligation to update the forward-looking statements.

We may use terms such as “believes,” “estimates,” “anticipates,” “expects,” “plans,” “intends,” “may,” “could,” “might,” “will,” “should,” “approximately” or other words that convey the uncertainty of future events or outcomes to identify these forward-looking statements. Although we believe that we have a reasonable basis for each forward-looking statement contained herein, we caution you that forward-looking statements are not guarantees of future performance and that our actual results may differ materially from the forward-looking statements contained in this press release. As a result of these factors, we cannot assure you that the forward-looking statements in this press release will prove to be accurate. Additional factors that could materially affect actual results can be found in BioCardia’s Form 10-K filed with the Securities and Exchange Commission on March 29, 2023, under the caption titled “Risk Factors.” BioCardia expressly disclaims any intent or obligation to update these forward-looking statements, except as required by law.

Media Contact:
Anne Laluc, Marketing
Email: alaluc@BioCardia.com
Phone: 650-226-0120

Investor Contact:
David McClung, Chief Financial Officer
Email: investors@BioCardia.com
Phone: 650-226-0120